Exhibit 99.1

                   Blue Rhino Releases Second-Quarter Results

    WINSTON-SALEM, N.C., March 5 /PRNewswire-FirstCall/ -- Blue Rhino Corporation (Nasdaq: RINO), a leading national provider of branded propane tank exchange and complementary propane-fueled products, today reported fiscal second-quarter net income of $111,000, or $0.01 per fully diluted share, on quarterly revenues of $59.2 million. Revenues and earnings were below the company's estimates, primarily due to a delay in approximately $6.0 million of grill shipments. The revenues from the grill shipments are expected to occur in the third and fourth quarters of fiscal 2004.
    The results for the quarter ended January 31, 2004, compare with net revenues of $58.1 million and pro forma fully taxed net income of $568,000, or $0.03 per fully diluted share, for the same period a year ago. In the year-ago quarter, Blue Rhino had negligible income tax expense, compared to income tax expense calculated at an effective income tax rate of 39% for the fiscal second quarter ended January 31, 2004. The majority of the income tax expense recorded in the current year second quarter will be deferred due to the Company's net operating loss carryforwards. For GAAP reporting purposes, the Company reported net income of $916,000 or $0.05 per fully diluted share in last year's second quarter with an effective tax rate of 2%.
    The second-quarter net revenues of $59.2 million were comprised of $30.2 million from tank exchange and $29.0 million in product revenues. Tank transactions increased 4% to 1.9 million compared with the second quarter of fiscal 2003; this increase is on top of the strong 45% increase from the second quarter of fiscal 2002 to the second quarter of fiscal 2003. Blue Rhino added 1,000 net locations during the second quarter of fiscal 2004, increasing total locations to more than 29,000 as of January 31, 2004. Selling, general and administrative ("SG&A") expenses increased to $7.5 million for the quarter, from $6.4 million in the same period in the prior year. The increase in SG&A expenses was primarily due to increased professional fees.
    "We continue to grow tank exchange revenues despite a decline in the mix of tank upgrade transactions," said Billy D. Prim, chairman and chief executive officer. "In addition, our performance came against extremely strong year-ago results, where tank exchange transactions increased 45% from the prior year."

    Six-Month Results
    For the six months ended January 31, 2004, net income totaled $1.6 million, or $0.08 per diluted share, compared with pro forma fully taxed net income of $1.3 million, or $0.07 per fully diluted share, for the first six months of fiscal 2003. For GAAP reporting purposes, the Company reported net income of $2.1 million or $0.11 per fully diluted share for the first half of fiscal 2003 with an effective tax rate of 1%.
    For the six months ended January 31, 2004, net revenues decreased 4% to $108.5 million from $112.9 million for the same period in the previous fiscal year. Tank exchange revenues increased 3% to $69.0 million and products segment revenue decreased 14% to $39.5 million from the first half of the prior year.
    In addition to reporting results for the second quarter and six months ended January 31, 2004 in accordance with generally accepted accounting principles (GAAP), the Company has included certain non-GAAP financial measures to enable investors to make meaningful comparisons between fiscal periods. It also has included a schedule, shown under "Supplemental Information" in the attached financial tables, reconciling these non-GAAP financial measures with the comparable GAAP financial results.

    Pending Merger Agreement with FCI Trading Corp., Diesel Acquisition LLC and Ferrell Companies, Inc.
    On February 9, 2004, Blue Rhino announced that it had entered into an Agreement and Plan of Merger dated as of February 8, 2004 with FCI Trading Corp, Diesel Acquisition LLC and Ferrell Companies, Inc. pursuant to which all outstanding shares of Blue Rhino's common stock will be acquired in an all-cash transaction. Terms of the merger agreement provide for the payment of $17 in cash for each share of the Company's stock outstanding on the date of the closing of the transaction, with the total payments for the Company's stock anticipated to be approximately $340 million. Subject to regulatory and Blue Rhino stockholder approval, this transaction is currently expected to close in May or June of 2004. The details of this transaction are discussed in Blue Rhino's Form 8-K filed with the Securities and Exchange Commission on February 9, 2004 and its preliminary proxy statement filed with the Securities and Exchange Commission on March 2, 2004.

    Original Fiscal Year End Reinstated
    On January 31, 2004, the Board of Directors of Blue Rhino rescinded its prior approval of a change in fiscal year, thereby reinstating a July 31 fiscal year end.

    About Blue Rhino
    Blue Rhino is a leading national provider of branded propane tank exchange and complementary propane-fueled products to consumers. Blue Rhino tank exchange is offered at leading home improvement centers, mass merchants, hardware, grocery, and convenience stores, with branded tank displays at more than 29,000 retail locations in 49 states plus Puerto Rico. Tanks are delivered to retailers through a national network of both independent and company-owned distributors. The Company's propane-fueled products segment is focused on appliances such as grills, patio heaters and mosquito eradication devices, which are sold through many of the same retailers that offer Blue Rhino's branded cylinder exchange service. The Company's common stock is quoted on The Nasdaq Stock Market, Inc. under the symbol RINO. For further information regarding Blue Rhino, visit the Blue Rhino Web site at www.bluerhino.com.

   This press release contains forward-looking statements that relate to Blue Rhino's plans, objectives and estimates. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. Blue Rhino's business is subject to numerous risks and uncertainties, including: that the merger with affiliates of Ferrell Companies will not be consummated and related risks associated with any failure of the merger to be consummated; that its significant retail relationships are generally nonexclusive and terminable at will; that prices for its products and services may decline due to competitive or other factors; that it relies on a limited number of distributors; its ability to manage growth; its ability to place Blue Rhino tank exchange at additional retail locations; its ability to successfully defend certain lawsuits, including the lawsuit filed to enjoin the merger with affiliates of Ferrell Companies; its ability to protect its intellectual property and strengthen its brand; its ability to obtain an adequate supply of tanks that comply with applicable guidelines; its ability to mitigate the effects of high propane commodity prices successfully; its ability to launch new products and services successfully and the effect of new safety guidelines on consumer demand for tank exchange. These and other risks and uncertainties detailed in its most recent Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission could cause actual results and experience to differ materially from those expressed or implied by any of these forward-looking statements. To the extent permitted by applicable law, Blue Rhino makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.

                            Blue Rhino Corporation
               Condensed Consolidated Statements of Operations
         For the Three and Six Months Ended January 31, 2004 and 2003
                    (in thousands, except per share data)
                                        Three Months Ended  Six Months Ended
                                            January 31,         January 31,
                                           2004     2003      2004      2003
                                            (unaudited)         (unaudited)
      Net revenues                       $59,242  $58,054  $108,512  $112,870
      Operating costs and expenses:
        Cost of sales                     48,386   47,102    84,507    88,453
        Selling, general and
         administrative                    7,535    6,399    14,846    14,792
        Depreciation and amortization      2,517    2,267     5,132     4,425
           Total operating costs and
            expenses                      58,438   55,768   104,485   107,670
             Income from operations          804    2,286     4,027     5,200
      Interest and other expenses (income):
        Interest expense                     605    1,380     1,261     2,636
        Loss on investee                      --       --        --       455
        Other, net                            15      (25)      132       (96)
             Income before income taxes      184      931     2,634     2,205
      Income taxes                            73       15     1,028        30
             Net income                      111      916     1,606     2,175
      Preferred dividends                     --       --        --        71
             Income available to common
              stockholders                  $111     $916    $1,606    $2,104
      Earnings per common share:
             Basic                         $0.01    $0.06     $0.09     $0.14
             Diluted                       $0.01    $0.05     $0.08     $0.11
      Shares used in per share
       calculations:
             Basic                        17,870   16,114    17,856    15,123
             Diluted                      19,999   19,587    19,922    18,676

                           Supplemental Information
                                        Three Months Ended  Six Months Ended
                                            January 31,        January 31,
                                           2004     2003      2004      2003
                                            (unaudited)        (unaudited)
     Net income                            $111     $916    $1,606    $2,175
     Income taxes                            73       15     1,028        30
          Pre-tax earnings                  184      931     2,634     2,205
     Preferred dividends                     --       --        --        71
          Pre-tax income available to
           common stockholders             $184     $931    $2,634    $2,134
     Pre-tax net income                    $184     $931    $2,634    $2,205
      Pro forma income taxes at 39% rate     73      363     1,028       860
          Pro forma net income
           (non-GAAP for 2003)              111      568     1,606     1,345
      Preferred dividends                    --       --        --        71
          Pro forma income available to
           common stockholders
           (non-GAAP for 2003)             $111     $568    $1,606    $1,274
          Pro forma fully taxed earnings
           per share (non-GAAP for 2003)  $0.01    $0.03     $0.08     $0.07
     Cylinder Transactions                1,881    1,802     4,323     4,060

                            BLUE RHINO CORPORATION
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                   As of January 31, 2004 and July 31, 2003
                                (In thousands)
                                                  January 31,         July 31,
                                                     2004               2003
                        ASSETS                    (unaudited)
      Current assets:
         Cash and cash equivalents                   $2,351            $2,495
         Accounts receivable, net                    14,351            25,809
         Inventories                                 26,561            20,372
         Prepaid expenses and other current assets    7,096             7,055
         Deferred income taxes                        2,266             2,266
              Total current assets                   52,625            57,997
      Cylinders, net                                 45,461            50,917
      Property, plant and equipment, net             40,038            37,765
      Intangibles, net                               63,121            62,862
      Other assets                                    1,064             1,264
              Total assets                         $202,309          $210,805
      LIABILITIES AND STOCKHOLDERS' EQUITY
      Current liabilities:
         Accounts payable                           $17,689           $19,193
         Current portion of long-term debt
          and capital lease obligations               6,590             6,433
         Accrued liabilities                          5,405             5,679
              Total current liabilities              29,684            31,305
      Long-term debt and capital lease
       obligations, less current maturities          33,357            42,800
      Deferred income taxes                           5,042             4,232
              Total liabilities                      68,083            78,337
      Stockholders' equity                          134,226           132,468
              Total liabilities and
               stockholders' equity                $202,309          $210,805

SOURCE  Blue Rhino Corporation
    -0-                             03/05/2004
    /CONTACT: Mark Castaneda, Chief Financial Officer of Blue Rhino Corporation, +1-336-659-6755/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20011127/CHTU007LOGO-a
               AP Archive:  http://photoarchive.ap.org
               PRN Photo Desk, 888-776-6555 or 212-782-2840/
    /Web site:  http://www.bluerhino.com /
    (RINO)
CO:  Blue Rhino Corporation
ST:  North Carolina
IN:  OIL UTI
SU:  ERN